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                                                                   EXHIBIT NO. 11.01

                           PARK ELECTROCHEMICAL CORP.
                                AND SUBSIDIARIES

             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
               (Unaudited - in thousands, except per share data)

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                                          13 weeks ended          26 weeks ended
                                     August 27,  August 28,   August 27,  August 28,
                                        1995        1994         1995        1994
                                     ----------  ----------   ----------  ----------
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ADJUSTMENT OF NET EARNINGS:

  Net earnings before
  adjustment                         $ 5,366      $ 3,756     $11,390     $ 7,426

  Adjustments resulting from
  assumed conversion of 7 1/4%
  Convertible Subordinated
  Debentures:

   Reduction of interest expense
   and amortization of deferred
   debt financing costs                 -            -           -            389

   Related tax effect of above          -            -           -           (136)
                                     -------      -------     -------     --------
Net earnings as adjusted             $ 5,366      $ 3,756     $11,390     $ 7,679
                                     =======      =======     =======     ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON SHARES
 OUTSTANDING:

  Weighted average number of
  common shares outstanding           11,478       11,344      11,463      10,312

  Additional shares assuming:

   Conversion of Convertible
   Subordinated Debentures               -            -           -         1,008

   Exercise of Stock Options             351          200         351         192
                                     -------      -------     -------     --------

  Adjusted weighted average number
  of common shares outstanding
  during the period                   11,829       11,544      11,814      11,512
                                     =======      =======     =======     ========

  Earnings per share fully
  diluted                            $   .45      $   .33     $   .96     $   .67
                                     =======      =======     =======     ========

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